Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:

Marcy Graham	Joleen Schultz
Sr. Director, Investor Relations	Principal
Genoptix, Inc.	Mentus
760-930-7150	858-455-5500 ext 215
investorrelations@genoptix.com	jschultz@mentus.com

GENOPTIX REPORTS CONTINUED STRONG GROWTH FOR THE SECOND QUARTER AND FIRST HALF OF 2009

Company Reports Record Revenues of $45.3 Million For The Quarter

CARLSBAD, Calif. – July 30, 2009 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenues of $45.3 million for the second quarter of 2009, which includes a $3.7 million benefit from changes in accounting estimates resulting primarily from strong cash collections related to prior periods. Second quarter revenue increased 62.8% over revenues of $27.8 million for the comparable period in 2008, which included a $864 thousand benefit from changes in accounting estimates resulting primarily from cash collections related to prior periods.

“This has been another season of continued growth and record operating performance as we managed more than 14,200 patient cases in the second quarter, an increase of 52.3% from the number of cases managed during the same period in 2008,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “Our unique physician-directed approach to testing and diagnosis is driving increased demand for our services as we continue to expand our customer base. By the end of June we were servicing approximately 1,250 community physicians across the country.”

Gross profit for the second quarter of 2009 was $28.5 million, or 63.0% of revenues, up from $16.6 million, or 59.7% of revenues, for the second quarter of 2008. Operating income for the second quarter of 2009 was $13.4 million, or 29.6% of revenues, compared to operating income of $5.2 million, or 18.6% of revenues, for the same period in 2008.

Net income was $7.9 million for the second quarter of 2009, on a tax rate of 43.1%, compared to net income of $5.6 million for the second quarter of 2008, when taxed at a rate of 5.1%. Diluted earnings per share, or EPS, for the second quarter of 2009 was $0.44 based on 17.8 million weighted average common shares outstanding. This compares to EPS of $0.32 for the second quarter of 2008, which would have been reduced by approximately $0.13 if taxed at the current rate.

As of June 30, 2009, the Company’s total cash, cash equivalents and investment securities were $126.7 million. Cash generated from operations was $14.3 million for the second quarter of 2009, with bad debt expense at approximately 3% of total revenues and days sales outstanding of 54 days, consistent with the comparable prior year period.

First Half 2009 Results

Revenues for the first half of 2009 totaled $84.5 million, including a $5.1 million benefit from changes in accounting estimates resulting primarily from strong cash collections related to prior years. This is an increase of 68.6% over revenues of $50.1 million for the comparable period in 2008, which included a $1.3 million benefit from changes in accounting estimates resulting primarily from cash collections related to prior years.

Gross profit for the first half of 2009 was $52.3 million, or 61.9% of revenues, up from $29.7 million, or 59.3% of revenues, for the first half of 2008. Operating income for the first half of 2009 was $23.6 million, or 27.9% of revenues, compared to operating income of $9.3 million, or 18.6% of revenues, for the same period in 2008.

Net income was $13.8 million for the first half of 2009, on a tax rate of 43.6%. This compares to net income of $10.6 million for the first half of 2008, when taxed at a rate of 3.7%. EPS for the first half of 2009 was $0.77 based on 17.9 million weighted average common shares outstanding. This compares to EPS of $0.60 based on 17.5 million weighted average common shares outstanding for the first half of 2008, which would have been reduced by approximately $0.25 if taxed at the current rate.

For the first half of 2009, cash generated from operations was $19.6 million, while purchases of capital equipment for the same period totaled $2.3 million.

“Our performance in the second quarter was the product of exceptional execution, as we balanced the use of organizational resources with our commitment to providing the highest level of service to our customers,” said Sam Riccitelli, Genoptix EVP and COO. “We effectively managed our operational and financial growth throughout the quarter while maintaining a constant level of sales representatives and Cartesian hematopathologists. We ended the second quarter with 26 hematopathologists on staff, later adding four more and increasing the current size of the Cartesian Medical Group to 30 physicians, keeping us on track toward our goal of housing approximately 37 physicians by year-end. Additionally, we will add new sales representatives in the coming quarters, bringing us closer to our goal of approximately 85 representatives by the end of 2009.”

2009 Performance Outlook

Recognizing the strength of our collection efforts and financial results in the second quarter, Genoptix expects revenues for the full-year 2009 of between $175 and $180 million, an increase from previous estimates of approximately $170 to $175 million. Total year gross margins are expected to be in the high-fiftieth percentile.

Operating margins for 2009 are expected to be in the mid-twentieth percentile, while net income is expected to be approximately $25 million, up from prior estimates of $22 million. Diluted EPS for the full-year 2009 is now expected to be between $1.40 and $1.45 on approximately 18.1 million shares, increasing from a prior range of $1.20 to $1.25. This assumes a tax rate of approximately 44%, down slightly from initial estimations of 45%.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company projects capital expenditures of $8.5 million for the full-year 2009, which includes approximately $4.5 million in maintenance capital. A planned laboratory expansion will begin later this year and is expected to cost approximately $4 million in 2009 and an additional $4 million in the first quarter of 2010.

Conference Call Information

A conference call will take place on Thursday, July 30, 2009, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-770-7129 in the U.S. or Canada and 617-213-8067 for international callers. Please specify to the operator that you would like to join the “Genoptix Second Quarter 2009 Earnings Conference Call.” The participant code for the call is 62327967. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, August 6, 2009. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 95869060.

The conference call will also be webcast live on the “Investors” section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. If you are unable to listen to the live webcast, a replay will be available through Thursday, August 27, 2009.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the Company’s ability to provide high quality services and facilitate personalized medicine, the success of the Company’s business model, improving case volumes, increasing revenues, customer adoption and growth, the Company’s capacity to manage and support future growth and ability to expand its business, hire additional personnel and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects and ability to capture additional market share in the U.S., estimated effective tax rates and the Company’s financial guidance for 2009. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry. These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$45,298	$27,825	$84,487	$50,123
Cost of revenues	16,772	11,206	32,201	20,381

Gross profit	28,526	16,619	52,286	29,742
Operating expenses:
Sales and marketing	7,331	5,170	14,321	9,431
General and administrative	7,491	5,918	13,881	10,306
Research and development	287	354	527	671

Total operating expenses	15,109	11,442	28,729	20,408

Income from operations	13,417	5,177	23,557	9,334
Interest and other income	433	694	934	1,653

Income before income taxes	13,850	5,871	24,491	10,987
Income tax expense	5,976	300	10,675	409

Net income	$7,874	$5,571	$13,816	$10,578

Net income per share:
Basic	$0.47	$0.34	$0.82	$0.65

Diluted	$0.44	$0.32	$0.77	$0.60

Shares used to compute net income per share:
Basic	16,891	16,337	16,819	16,235

Diluted	17,826	17,512	17,850	17,507

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,984	$38,108
Short-term investment securities	101,685	64,830
Accounts receivable, net	21,398	15,604
Deferred tax asset	4,735	4,707
Other current assets	2,186	2,179

Total current assets	150,988	125,428
Property and equipment, net	12,205	12,189
Long-term investment security	3,775	3,775
Long-term deferred tax asset	2,400	2,510
Restricted cash	270	360
Other long-term assets	371	183

Total assets	$170,009	$144,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,502	$6,580
Accrued compensation	5,197	3,006
Income tax payable	571	—
Deferred revenues	2,009	365
Deferred rent	281	241

Total current liabilities	14,560	10,192
Long-term deferred rent	1,808	1,955
Other long-term liabilities	315	79

Stockholders’ equity:
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	150,747	143,616
Accumulated other comprehensive loss	(614)	(774)
Accumulated earnings (deficit)	3,176	(10,640)

Total stockholders’ equity	153,326	132,219

Total liabilities and stockholders’ equity	$170,009	$144,445

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net income	$13,816	$10,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,666	497
Provision for doubtful accounts	2,230	1,458
Stock-based compensation expense	4,761	3,208
Excess tax benefits from stock-based compensation awards	(1,585)	(80)
Amortization of premium (discount) on investment securities, net	78	(15)
Deferred taxes	(29)	—
Loss (gain) on sale of property and equipment	6	(19)
Changes in operating assets and liabilities:
Accounts receivable	(8,024)	(5,519)
Other current and long-term assets	(159)	(368)
Accounts payable and accrued expenses	559	1,557
Accrued compensation	2,191	1,821
Income taxes	2,414	(160)
Deferred revenues	1,644	(27)
Deferred rent	7	14

Net cash provided by operating activities	19,575	12,945

Investing activities:
Purchase of property and equipment	(2,347)	(2,646)
Proceeds from sales of property and equipment	—	20
Purchase of investment securities	(80,620)	(60,781)
Proceeds from sales and maturities of investment securities	43,958	50,600
Purchase of intangibles	(150)	—
Release of restricted cash	90	—

Net cash used in investing activities	(39,069)	(12,807)

Financing activities:
Proceeds from issuance of common stock, net	1,175	1,109
Excess tax benefits from stock-based compensation awards	1,585	80
Repurchase of restricted stock for payment of taxes	(390)	—
Costs paid in connection with public offerings	—	(763)
Proceeds from exercise of warrants	—	35

Net cash provided by financing activities	2,370	461

Net (decrease) increase in cash and cash equivalents	(17,124)	599
Cash and cash equivalents at beginning of period	38,108	50,624

Cash and cash equivalents at end of period	$20,984	$51,223

Supplemental information:
Income taxes paid	$8,292	$569

Non-cash investing and financing activities:
Unrealized gain (loss) on investment securities, net	$271	$(191)

Change in accrued purchases of property and equipment	$(560)	$702